Exhibit 99.1

CNO FINANCIAL GROUP

For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Scott Galovic +1.317.817.3228

CNO Financial Group, Inc. Announces

Offering of Senior Secured Notes Due 2017

Carmel, Ind., December 8, 2010 – CNO Financial Group, Inc. (NYSE: CNO) announced today that it intends to offer $300 million aggregate principal amount of senior secured notes due 2017. The Company intends to use the net proceeds, together with amounts to be borrowed under a new $325 million senior secured credit facility along with available cash, to retire the Company’s existing senior credit facility.

The notes are to be offered and sold to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in reliance on Regulation S under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities. The notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

CNO is a holding company. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement. For more information, visit CNO online at www.CNOinc.com.